Exhibit 4.8

CABELA’S INCORPORATED

812 13th Avenue

Sidney, Nebraska 69160

NOTE AGREEMENT

Re: $10,000,000 8.79% Senior Notes, Series A

Due January 1, 2007

and

$5,000,000 9.01% Senior Notes, Series B

Due January 1, 2007

and

$5,000,000 9.19% Senior Notes, Series C

Due January 1, 2010

Dated as of

January 1, 1995

To the Purchaser named in Schedule I

hereto which is a signatory of this

Agreement

Ladies and Gentlemen:

The undersigned, CABELA’S INCORPORATED, a Nebraska corporation (the “Company”), agrees with you as follows:

SECTION 1. DESCRIPTION OF NOTES AND COMMITMENT.

Section 1.1 Description of Notes. The Company will authorize the issue and sale of the following series of promissory Notes:

(a) $10,000,000 aggregate principal amount of its 8.79% Senior Notes, Series A, due January 1, 2007 (the “Series A Notes”) with principal and interest payable as follows: (i) one monthly installment of interest only on February 1, 1995, (ii) 142 equal monthly installments of both principal and interest, each in the amount of $113,068.80, payable on the first day of each month commencing on March 1, 1995 to and including December 1, 2006 and (iii) on January 1, 2007 all remaining unpaid principal and accrued interest thereon;

(b) $5,000,000 aggregate principal amount of its 9.01 % Senior Notes, Series B, due January 1, 2007 (the “Series B Notes”) with principal and interest payable as follows: (i) monthly installments of interest only payable on the first day of each month commencing on February 1, 1995 to and including January 1, 2000, (ii) 83 equal monthly installments of both principal and interest, each in the amount of $80,470.77, payable on the first day of each month commencing on February 1, 2000 to and including December 1, 2006 and (iii) on January 1, 2007 all remaining unpaid principal and accrued interest thereon; and

(c) $5,000,000 aggregate principal amount of its 9.19% Senior Notes, Series C, due January 1, 2010 (the “Series C Notes”) with principal and interest payable as follows: (i) monthly installments of interest only payable on the first day of each month commencing on February 1, 1995 to and including January 1, 2003, (ii) 83 equal monthly installments of both principal and interest, each in the amount $80,928.35, payable on the first day of each month commencing on February 1, 2003 to and including December 1, 2009 and (iii) on January 1, 2010 all remaining unpaid principal and accrued interest thereon.

The Series A Notes, the Series B Notes and the Series C Notes are herein collectively referred to as the “Notes” and are each herein referred to as Notes of a “Series”.

The Notes of each Series shall be dated the date of issue, shall bear interest prior to maturity at the rate per annum stated in the preceding paragraph for such Series and shall bear interest on overdue principal (including any overdue required or optional prepayment of principal) and premium, if any, and (to the extent legally enforceable) on any overdue installment of interest at the rate of two percent per annum over the stated rate for such Series after the date due, whether by acceleration or otherwise, until paid, to be expressed to mature on the date shown above for such Series, and to be substantially in the respective forms attached hereto as Exhibit A, Exhibit B and Exhibit C.

Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. The Notes are not subject to prepayment or redemption at the option of the Company prior to their expressed maturity dates except on the terms and conditions and in the amounts and with the premium, if any, set forth above in this § 1.1 and in §2 of this Agreement. The term “Notes” as used herein shall include each Note delivered pursuant to this Agreement and the separate agreements with the other purchasers named in Schedule I. You and the other purchasers named in Schedule I are hereinafter sometimes referred to as the “Purchasers”.

Section 1.2 Security for the Notes. The Notes, together with (i) loans outstanding from time to time under the Bank Loan Agreement and (ii) loans and letters of credit outstanding from time to time under the Bank L/C Agreement, will be secured by an Amended and Restated Security Agreement dated as of January 1, 1995 (the “Security Agreement”) from the Company to FirsTier Bank, National Association, Lincoln, Nebraska, as Collateral Agent (the “Collateral Agent”), creating a prior perfected security interest in all inventory, accounts receivable and equipment from time to time owned by the Company, which Security Agreement will be substantially in the form attached hereto as Exhibit D. In addition, the Notes, together with the aggregate principal amount of the Bank Loans outstanding from time to time shall be guaranteed in a separate Guaranty Agreement executed by each Guarantor, which Guaranty Agreement will be substantially in the form attached hereto as Exhibit E.

Pursuant to that certain Intercreditor Agreement dated as of January 1, 1995 (the “Intercreditor Agreement”) among the Purchasers, the Banks and the Collateral Agent, the Purchasers and the Banks agree, among other things, to share in the manner set forth therein certain amounts arising from the Guaranty Agreements and proceeds arising from the deposition of collateral subject to the Security Agreement. The Intercreditor Agreement will be substantially in the form attached hereto as Exhibit F.

Section 1.3 Commitment, Closing Date. Subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, the Company agrees to issue and sell to you, and you agree to purchase from the Company, Notes of the Series and in the principal amount set forth opposite your name on Schedule ‘I hereto at a price of 100% of the principal amount thereof on the Closing Date hereafter mentioned.

Delivery of the Notes will be made at the offices of Koley, Jessen, Daubman & Rupiper P.C., One Pacific Place, 1125 South 103 Street, Omaha, Nebraska, against payment therefor in Federal Reserve or other funds current and immediately available at the principal office of American National Bank, Sidney, Nebraska, ABA No. 104102202, for the account of the Company, Account No. 030936, in the amount of the purchase price at 11:00 A.M., Central Standard Time, on January 18, 1995 or such later date as shall mutually be agreed upon by the Company and the Purchasers (the “Closing Date”). The Notes will be delivered to you on the Closing Date in the form of a single registered Note of the Series to be purchased by you in the form attached hereto as Exhibit A, B and/or C, as the case may be, for the full amount of your purchase (unless different denominations are specified by you), registered in your name or in the name of your nominee, all as you may specify at any time prior to the date fixed for delivery.

Section 1.4 Other Agreements. Simultaneously with the execution and delivery of this Agreement, the Company is entering into similar agreements with the other Purchasers under which such other Purchasers agree to purchase from the Company the principal amount of Notes set opposite such Purchasers’ names in Schedule I, and your obligation and the obligations of the Company hereunder are subject to the execution and delivery of the similar agreements by the other Purchasers. This Agreement and said similar agreements with the other Purchasers are herein collectively referred to as the “Agreements”. The obligations of each Purchaser shall be several and not joint, and no Purchaser shall be liable or responsible for the acts of any other Purchaser.

SECTION 2. PREPAYMENT OF NOTES.

Section 2.1 Prepayments. Except as set forth in §1.1 and in this §2, the Series A Notes, the Series B Notes and the Series C Notes are not otherwise subject to prepayment or redemption.

Section 2.2 Optional Prepayment with Premium. Upon compliance with §2.4, the Company shall have the privilege, at any time and from time to time, on or after, but not prior to, January 1, 1997 of prepaying all of the outstanding Notes, in whole (and not in part) by payment of the principal amount of the Notes, and accrued interest thereon to the date of such prepayment, together with a premium equal to the Make-Whole Amount, determined as of five Business Days prior to the date of such prepayment pursuant to this §2.2.

Section 2.3 Prepayment upon Change of Control. In the event the Company has knowledge of a Change of Control or an impending Change of Control, the Company will give written notice (a “Control Change Notice”) of such fact to all holders of the Notes then outstanding at least 60 days prior to any proposed Change of Control Date; provided, however, that if the Company shall not then have knowledge of such fact, such Control Change Notice shall be delivered promptly upon receipt of such knowledge, but in no event later than three Business Days after the Change of Control Date. The, Control Change Notice shall (i) describe the facts and circumstances of such Change of Control (including the Change of Control Date or proposed Change of Control Date) in reasonable detail, (ii) make reference to this §2.3 and the rights of the holders of the Notes to require the Company to prepay their Notes on the terms and conditions provided for herein, (iii) state that the holder must make a declaration of its intent to have the Notes held by it prepaid, and (iv) specify the date by which the holder must respond to such Control Change Notice pursuant to this §2.3 in order to make such declaration.

Upon the receipt of such Control Change Notice or, if no Control Change Notice is given, upon receipt of actual knowledge of a Change of Control, the holder of any Notes shall have the privilege, upon written notice (the “Declaration Notice”) to the Company, of declaring all Notes held by such holder serving such Declaration Notice to become due and payable and thereupon such Notes shall become due and payable on such date (the “Control Change Payment Date”) as the Company shall specify in a written notice delivered to such holder, which notice shall be delivered by the Company to such holder not later than 20 days after the date such Declaration Notice is served. The Control Change Payment Date shall not be more than 30 days after the Change of Control Date. The Company covenants and agrees to prepay in full on the Control Change Payment Date all Notes held by such holder serving such Declaration Notice to the Company. In the event that a Control Change Notice has in fact been given as hereinabove required, such Declaration Notice shall be served prior to 60 days after receipt of such Control Change Notice, and in the event that a Change of Control Notice has not been given as hereinabove required, such Declaration Notice shall be served prior to 30 days after the holder serving such Declaration Notice shall have actual knowledge of such Change of Control. In the event that a Control Change Notice is given and a holder of the Notes fails to provide a Declaration Notice within the time period set forth above, the Notes held by such holder shall not become due and payable as a result of such Change of Control.

In the event that the holder of any Notes shall have declared all of the Notes held thereby to become due and payable pursuant to this §2.3, then the Company shall promptly, but in any event within 15 days after the receipt of the Declaration Notice, deliver written notice of such declaration to each other holder of the Notes and, notwithstanding the provisions of the immediately preceding paragraph, the right of each such other holder to declare all of the Notes held thereby to become due and payable pursuant to this §2.3 shall remain in effect until the later to occur of (i) 60 days after receipt by such holders of the Control Change Notice and (ii) 30 days after receipt by such holders of the notice required to be delivered pursuant to this paragraph; provided, however, that the provisions of this paragraph shall only apply with respect to notices required to be delivered pursuant to this paragraph to the extent that such notices relate to declarations made by holders of the Notes prior to the expiration of the periods specified in the immediately preceding paragraph.

As used herein, the term “Change of Control” shall mean (i) prior to the consummation of an IPO, each and every issue, sale or other disposition of shares of stock of the Company which results in the Cabela Group not owning directly more than 50% (by number of votes) of the Voting Stock of the Company and (ii) upon the consummation of an IPO and at any time thereafter, each and every issue, sale or other disposition of shares of stock of the Company (including such IPO), unless after giving effect to such issuance, sale or other disposition (x) the Cabela Group has voting power to elect the majority of the directors of the Company, (y) the Cabela Group owns 30% or more (by number of votes) of the Voting Stock of the Company and (z) no other Person or group of Persons acting in concert beneficially owns or controls, directly or indirectly, more than 10% (by number of votes) of the Voting Stock of the Company.

As used herein, the term “Change of Control Date” shall mean any date upon which a Change of Control shall occur.

As used herein, the term “Cabela Group” shall mean (i) any one or more of Richard Cabela, Mary Cabela or James Cabela, (ii) the lineal descendants and spouses of lineal descendants of the persons named in clause (i), and (iii) the estates or legal representatives of the persons named in clause (i) and (ii).

As used herein, the term “IPO” shall mean the firmly underwritten initial public offering or offerings of shares of stock of the Company by the Company and/or its stockholders in which the net proceeds received by the Company and/or its stockholders from the sale of such shares, is greater than $10,000,000.

All prepayments on the Notes pursuant to this §2.3 shall be made by the payment of the aggregate principal amount remaining unpaid on such Notes, together with a premium equal to the Make-Whole Amount and accrued interest thereon to the date of such prepayment. Any prepayment of less than all of the outstanding Notes of any Series made pursuant to this §2.3 shall be applied to the payment in full of the Notes of such Series held by the holders providing a Declaration Notice, and each scheduled payment of principal on the Notes of such Series coming due thereafter shall be reduced by an amount which bears the same relationship to such payment as the aggregate amount being so applied pursuant to this §2.3 bears to the unpaid principal amount of the Notes of such Series immediately prior to such application, so that the amounts of the scheduled principal payments on each Note of such Series remaining outstanding after such application shall be unchanged by such application.

Section 2.4 Notice of Optional Prepayments. The Company will give notice of any intended prepayment of the Notes pursuant to §2.2 to each holder thereof not less than 30 days nor more than 60 days before the date fixed for such optional prepayment specifying (i) such date, (ii) the principal amount of the holder’s Notes to be prepaid on such date, (iii) that a premium may be payable, (iv) the date as of which such premium will be calculated, (v) the estimated premium, and (vi) the accrued interest applicable to the prepayment. Such notice of prepayment shall also certify all facts, if any, which are conditions precedent to any such prepayment. Notice of prepayment having been so given, the aggregate principal amount of all Notes outstanding, together with accrued interest thereon and the premium, if any, payable with respect thereto shall become due and payable on the prepayment date specified in said notice. Not later than two Business Days prior to the prepayment date specified in such notice, the Company shall provide each holder of a Note written notice of the premium, if any, payable in connection with such prepayment and, whether or not any premium is payable, a reasonably detailed computation of the Make-Whole Amount for the Series of Notes held by such holder.

Section 2.5 Prepayments Pursuant to the Security Agreement. The Notes shall be subject to (i) prepayment, at par, out of the proceeds of insurance or condemnation awards arising out of loss to the Collateral described in the Security Agreement, and (ii) prepayment from any other amounts pursuant to the Security Agreement, with a premium equal to the Make-Whole Amount.

Section 2.6 Application of Prepayments. All partial prepayments shall be applied on all outstanding Notes ratably in accordance with the unpaid principal amounts thereof. Partial prepayments shall be credited in each case first, against the principal of the Notes due at final maturity and then against the principal component of the installments on such Notes in the inverse order of the maturities thereof and the aggregate dollar amount of each payment due thereafter on the Notes shall remain unchanged.

Section 2.7 Direct Payment. Notwithstanding anything to the contrary contained in this Agreement or the Notes, in the case of any Note owned by you or your nominee .or owned by any subsequent Institutional Holder which has given written notice to the Company requesting that the provisions of this §2.7 shall apply, the Company will punctually pay when due the principal thereof, interest thereon and premium, if any, due with respect to said principal, without any presentment thereof, directly to you, to your nominee or to such subsequent Institutional Holder at your address or your nominee’s address set forth in Schedule I hereto or such other address as you, your nominee or such subsequent Institutional Holder may from time to time designate in writing to the Company or, if a bank account with a United States bank is designated for you or your nominee on Schedule I hereto or in any written notice to the Company from you, from .your nominee or from any such subsequent Institutional Holder, the Company will make such payments in immediately available funds to such bank account, marked for attention as indicated, or in such other manner or to such other account in any United States bank as you, your nominee or any such subsequent Institutional Holder may from time to time direct in writing.

Section 2.8 Amortization Schedules. On the date of any partial prepayment of the Notes, the Company shall deliver to each holder of the Notes a copy of an amortization schedule with respect to the Notes setting forth the amount of the installment payments to be made thereon after the date of such prepayment, the allocation of principal and interest for each installment and the unpaid principal balance of the Notes after each such installment payment.

Section 2.9 Business Days. If any payment of principal, premium, if any, and/or interest on the Notes shall fall due on any day which is not a Business Day, then payment shall be made on the next succeeding Business Day.

SECTION 3. REPRESENTATIONS.

Section 3.1 Representations of the Company. The Company represents and warrants that all representations and warranties set forth in Exhibit H are true and correct as of the date hereof and are incorporated herein by reference with the same force and effect as though herein set forth in full.

Section 3.2 Representations of the Purchaser. (a) You represent that you are purchasing the Notes for your own account, for the purpose of investment and not with a view to the resale or distribution thereof and that you have no present intention of selling, negotiating or otherwise disposing of the Notes, it being understood that the disposition of your property shall at all times be and remain within your control.

(b) You further represent that either: (1) no part of the funds to be used by you to purchase the Notes constitutes assets allocated to any separate account maintained by you; (2) no part of the funds to be used by you to purchase the Notes constitutes assets allocated to any separate account maintained by you such that the application of such funds constitutes a prohibited transaction under Section 406 of ERISA; or (3) all or a part of such funds constitute assets of one or more separate accounts, trusts or a commingled pension trust maintained by you, and you have disclosed to the Company the names of such employee benefit plans whose assets in such separate account or accounts or pension trusts exceed 10% of the total assets or are expected to exceed 10% of the total assets of such account or accounts or trusts as of the date of such purchase and the Company has advised you in writing (and in making the representations set forth in this clause (3) you are relying on such advice) that the Company is not a party-in-interest nor are the Notes employer securities with respect to the particular employee benefit plan disclosed to the Company by you as aforesaid (for the purpose of this clause (3), all employee benefit plans maintained by the same employer or employee organization are deemed to be a single plan). As used in this Section 3.2(b), the terms “separate account”, “party-in-interest”, “employer securities,” and “employee benefit plan” shall have the respective meanings assigned to them in ERISA.

SECTION 4. CLOSING CONDITIONS.

Section 4.1 Conditions. Your obligation to purchase the Notes proposed to be sold to you pursuant to this Agreement on the Closing Date shall be subject to the performance by the Company of its agreements hereunder which by the terms hereof are to be performed at or prior to the time of delivery of the Notes and to the following further conditions precedent:

(a) Closing Certificate. You shall have received a certificate dated the Closing Date, signed by the President or a Vice President of the Company, the truth and accuracy of which shall be a condition to your obligation to purchase the Notes proposed to be sold to you and to the effect that (i) the representations and warranties of the Company set forth in Exhibit G hereto are true and correct on and with respect to the Closing Date, (ii) the Company has performed all of its obligations hereunder which are to be performed on or prior to the Closing Date, and (iii) no Default or Event of Default has occurred and is continuing.

(b) Bank Agreements. On or prior to the Closing Date, the Banks shall have entered into the Bank Agreements reflecting the sharing of Collateral as set forth in the Intercreditor Agreement and containing other provisions consistent therewith.

(c) Execution of Operative Agreements. On or prior to the Closing Date, each Operative Agreement shall have been duly executed, acknowledged and delivered by the respective parties thereto and shall be in full force and effect.

(d) Filing and Recordation - Security Agreement. On or prior to the Closing Date, all necessary financing statements and similar notices, if and to the extent permitted or required by applicable laws, shall have been filed for record in each public office wherein such recording or filing is deemed necessary or appropriate by you or your special counsel to perfect the Lien created by the Security Agreement as against creditors of or purchasers from the Company subject only to Permitted Encumbrances (as defined in the Security Agreement).

(e) Evidence of Unencumbered Title - Real Estate. On or prior to the Closing Date, you shall have received (i) a certificate signed by the President or a Vice President of the Company containing a legal description of all parcels of real estate owned by the Company as of the Closing Date (the “Company Real Estate”) and (ii) a legal opinion of current date from counsel satisfactory to the Noteholders which states that record title to all Company Real Estate is vested in the Company and that the Company Real Estate is subject to no Liens other than Liens permitted under §5.9(d) (“§5.9(d) Liens”); provided, that if the opinion discloses that record title is subject to Liens other than §5.9(d) Liens

(“Unpermitted Liens”) and the Company shall be in the process of removing such Unpermitted Liens to the satisfaction of the Noteholders, the foregoing opinion disclosing such Unpermitted Liens shall satisfy the condition contained in this paragraph (e); provided further, that the Company agrees to deliver to the Noteholders within ten days following the Closing Date, a revised legal opinion by such counsel which reflects the removal of such Unpermitted Liens.

(f) Legal Opinions. You shall have received from Chapman and Cutler, who are acting as your special counsel in this transaction, and from Koley, Jessen, Daubman & Rupiper, counsel for the Company, their respective opinions dated the Closing Date, in form and substance satisfactory to you, and covering the matters set forth in Exhibits H and I, respectively, hereto.

(g) Closing Fee. On or prior to the Closing Date, you shall have received your pro rata share of the closing fee in the aggregate amount of $25,000.

(h) Private Placement Number. Your special counsel shall have duly made the appropriate filings with Standard & Poor’s CUSIP Service Bureau, as agent for the National Association of Insurance Commissioners, in order to obtain a private placement number for the Notes.

(i) Funding Instructions. At least three business days prior to the Closing Date, you shall have received written instructions from the Company directing the manner of the payment of funds and setting forth (1) the name of the transferee bank, (2) such transferee bank’s ABA number, (3) the account name and number into which the purchase price for the Notes is to be deposited, and (4) the name and telephone number of the account representative responsible for verifying receipt of such funds.

(j) Related Transactions. The Company shall have consummated the sale of the entire principal amount of the Notes scheduled to be sold on the Closing Date pursuant to this Agreement and the other Agreements referred to in §1.3.

(k) Satisfactory Proceedings. All proceedings taken in connection with the transactions contemplated by this Agreement and all documents necessary to the consummation thereof, shall be satisfactory in form and substance to you and your special counsel, and you shall have received a copy (executed or certified as may be appropriate) of all legal documents or proceedings taken in connection with the consummation of said transactions.

Section 4.2 Waiver of Conditions. If on the Closing Date the Company fails to tender to you the Notes to be issued to you on such date or if the conditions specified in §4.1 have not been fulfilled, you may thereupon elect to be relieved of all further obligations under this Agreement. Without limiting the foregoing, if the conditions specified in §4.1 have not been fulfilled, you may waive compliance by the Company with any such condition to such extent as you may in your sole discretion determine. Nothing in this §4.2 shall operate to relieve the Company of any of its obligations hereunder or to waive any of your rights against the Company.

SECTION 5. COMPANY COVENANTS.

From and after the Closing Date and continuing so long as any amount remains unpaid on any Note:

Section 5.1 Corporate Existence, Etc. The Company will preserve and keep in full force and effect, and will cause each Restricted Subsidiary to preserve and keep in full force and effect, its corporate existence and all licenses and permits necessary to the proper conduct of its business; provided, however, that the foregoing shall not prevent any transaction permitted by §5.11.

Section 5.2 Insurance. The Company will maintain, and will cause each Restricted Subsidiary to maintain, insurance coverage by financially sound and reputable insurers in such forms and amounts and against such risks as are customary for corporations of established reputation engaged in the same or a similar business and owning and operating similar properties.

Section 5.3 Taxes, Claims for Labor and Materials, Compliance with Laws. The Company will promptly pay and discharge, and will cause each Restricted Subsidiary promptly to pay and discharge, all lawful taxes, assessments and governmental charges or levies imposed upon the Company or such Restricted Subsidiary, respectively, or upon or in respect of all or any part of the property or business of the Company or such Restricted Subsidiary, all trade accounts payable in accordance with usual and customary business terms, and all claims for work, labor or materials, which if unpaid might become a Lien upon any property of the Company or such Restricted Subsidiary; provided, however, that the Company or such Restricted Subsidiary shall not be required to pay any such tax, assessment, charge, levy, account payable or claim if (i) the validity, applicability or amount thereof is being contested in good faith by appropriate actions or proceedings which will prevent the forfeiture or sale of any property of the Company or such Restricted Subsidiary or any material interference with the use thereof by the Company or such Restricted Subsidiary, and (ii) the Company or such Restricted Subsidiary shall set aside on its books reserves deemed by it to be adequate with respect thereto. The Company will promptly comply and will cause each Restricted Subsidiary to comply with all laws, ordinances or governmental rules and regulations to which it is subject including, without limitation, the Occupational Safety and Health Act of 1970, as amended, ERISA and all laws, ordinances, governmental rules and regulations relating to environmental protection in all applicable jurisdictions, the violation of which could materially and adversely affect the properties, business, prospects, profits or condition of the Company and its Subsidiaries or would result in any Lien not permitted under §5.9.

Section 5.4 Maintenance, Etc. The Company will maintain, preserve and keep, and will cause each Restricted Subsidiary to maintain, preserve and keep, its properties which are used or useful in the conduct of its business (whether owned in fee or a leasehold interest) in good repair and working order and from time to time will make all necessary repairs, replacements, renewals and additions so that at all times the efficiency thereof shall be maintained.

Section 5.5 Nature of Business. Neither the Company nor any Restricted Subsidiary will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Company and its Restricted Subsidiaries would be substantially changed from the general nature of the business engaged in by the Company and its Restricted Subsidiaries on the date of this Agreement. For purposes of the preceding sentence, the general nature of the business of the Company and its Restricted Subsidiaries shall be deemed to be substantially changed from that engaged in on the date of this Agreement if more than 25% of the net sales of the Company and its Restricted Subsidiaries for any fiscal year of the Company beginning after December 31, 1994 shall be derived from activities other than the selling of hunting, fishing and outdoor gear and related goods through catalogue mailings and retail outlets; provided, however, that for purposes of the foregoing computation there shall be excluded from net sales of the Company and its Restricted Subsidiaries for any period all sales and net earnings and losses of the Cabela’s Credit Card Company during such period.

Section 5.6 Consolidated Tangible Net Worth. The Company will at all times keep and maintain Consolidated Tangible Net Worth at an amount not less than the sum of (i) $23,000,000 plus (ii) 50% of Consolidated Net Income which is earned during each fiscal year beginning after January 31, 1994 and ending prior to the date of determination computed on a cumulative basis (but without deduction for any deficit in the event the Consolidated Net Income for any such fiscal year is a deficit figure). ‘

Section 5.7 Limitations on Current Debt and Funded Debt. (a) The Company will not at any time permit:

(1) Consolidated Funded Debt to exceed 60 of Total Capitalization;

(2) secured Consolidated Debt other than the Notes and the Bank Loans, to exceed 10% of Total Capitalization, provided, that at any time after the Notes and the Bank Loans are no longer secured by any assets of the Company as provided in §5.18 and the Intercreditor greet, secured Consolidated Debt to exceed 15% of Total Capitalization; and

(3) Debt of all Restricted Subsidiaries (other than Debt owed to the Company any Wholly-owned Restricted Subsidiary) to exceed 10% of Total Capitalization.

(b) The Company will not, and will not permit any Restricted Subsidiary to, issue, assume, guarantee, incur or otherwise become liable in respect of any Current Debt, unless at all times during a period of at least 30 consecutive days during the 12-month period immediately preceding the date of determination hereunder, the unpaid principal amount of all Current Debt outstanding on each day of such 30-day period would have been permitted to be outstanding on each day of such period as Funded Debt of the Company or such Restricted Subsidiary within the limitations of §5.7(a)(1).

(c) Any corporation which becomes a Restricted Subsidiary after the date hereof shall for all purposes of this §5.7 be deemed to have created, assumed or incurred at the time it becomes a Restricted Subsidiary all Debt of such corporation existing immediately after it becomes a Restricted Subsidiary.

Section 5.8 Fixed Charges Coverage Ratio. The Company will keep and maintain he ratio of Net Income Available for Fixed Charges to Fixed Charges for each period of tour consecutive Calendar Quarters as follows:

(a) for each such period ending on or prior to December 31, 1995, at not less than 1.00 to 1.00; and

(b) for each such period ending after December 31, 1995, at not less than 2.25 to 1.00.

Section 5.9 Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to, create or incur, or suffer to be incurred or to exist, any Lien on its or their property or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, or transfer any property for the purpose of subjecting the same to the payment of obligations in priority to the payment of its or their general creditors, or acquire or agree to acquire, or permit any Restricted Subsidiary to acquire, any property or assets upon conditional sales agreements or other title retention devices, except:

(a) Liens for property taxes and assessments or governmental charges or levies and Liens securing claims or demands of mechanics and materialmen, provided payment thereof is not at the time required by §5.3;

(b) Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Company or a Restricted Subsidiary shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured;

(c) Liens incidental to the conduct of business or the ownership of properties and assets (including Liens in connection with worker’s compensation, unemployment insurance and other like laws, warehousemen’s and attorneys’ liens and security deposits on leases of property by the Company and statutory landlords’ liens) and Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other Liens of like general nature incurred in the ordinary course of business, including leases of properties and assets, and not in connection with the borrowing of money; provided in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings;

(d) minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary for the conduct of the activities of the Company and its Restricted Subsidiaries or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of the Company and its Restricted Subsidiaries;

(e) the Lien of the Security Agreement and with respect to the Collateral referred to therein, Permitted Encumbrances as defined therein;

(f) other Liens existing as of the Closing Date and reflected on Schedule II hereof; and

(g) Liens other than those described in clauses (a) through (f) of this §5.9 incurred after the Closing Date, provided that the Debt secured thereby shall at all times be permitted within the limitations of §5.7(a).

Section 5.10 Restricted Payments. The Company will not except as hereinafter provided:

(a) Declare or pay any dividends, either in cash or property, on any shares of its capital stock of any class (except dividends or other distributions payable solely in shares of common stock of the Company);

(b) Directly or indirectly, or, through any Subsidiary, purchase, redeem or retire any shares of its capital stock of any class or any warrants, rights or options to purchase or acquire any shares of its capital stock (other than in exchange for or out of the net cash proceeds to the Company from the substantially concurrent issue or sale of other shares of capital stock of the Company or warrants, rights or options to purchase or acquire any shares of its capital stock);

(c) Make S Corporation Tax Distributions to the holders of its capital stock; or

(d) Make any other payment or distribution, either directly or indirectly or through any Subsidiary, in respect of its capital stock; (such declarations or payments of dividends, purchases, redemptions or retirements of capital stock or warrants, or rights or options, S Corporation Tax Distributions and all other such payments or distributions being herein collectively called “Restricted Payments”), if after giving effect thereto (i) a Default or an Event of Default shall have occurred and be continuing or (ii) the aggregate amount of Restricted Payments made during the period from and after February 1, 1994 to and including the date of the making of the Restricted Payment in question would exceed (w) $5,000,000, plus (x) S Corporation Tax Distributions relating to any tax year of the Company beginning on or after October 1, 1993 in which the Company was an “S corporation” (as defined in Section 1361 of the Code), plus (y) 50% of Consolidated Net Income for each fiscal year beginning after January 31, 1994 and ending on or prior to the date of the making of the Restricted Payment in question in which the Consolidated Net Income is a positive figure computed on a cumulative basis, less (z) if the Consolidated Net Income for any such fiscal year is a deficit figure, 100% of the aggregate amount of such deficit.

The Company will not declare any dividend which constitutes a Restricted Payment payable more than 60 days after the date of declaration thereof.

For the purposes of this §5.10, the amount of any Restricted Payment declared, paid or distributed in property shall be deemed to be the greater of the book value or fair market value (as determined in good faith by the Board of Directors of the Company) of such property at the time of the making of the Restricted Payment in question.

Section 5.11 Mergers, Consolidations and Sales of Assets. (a) The Company will not, and will not permit any Restricted Subsidiary to, (i) consolidate with or be a party to a merger with any other corporation or (ii) sell, lease or otherwise dispose of all or any substantial part (as defined in paragraph (d) of this §5.11) of the assets of the Company and its Restricted Subsidiaries; provided, however, that:

(1) any Restricted Subsidiary may merge or consolidate with or into the Company or any Wholly-owned Restricted Subsidiary so long as in any merger or consolidation involving the Company, the Company shall be the surviving or continuing corporation;

(2) the Company may consolidate or merge with any other corporation if (i) the Company shall be the surviving or continuing corporation and (ii) at the time of such consolidation or merger and after giving effect thereto no Default or Event of Default shall have occurred and be continuing; and

(3) any Restricted Subsidiary may sell, lease or otherwise dispose of all or any substantial part of its assets to the Company or any Wholly-owned Restricted Subsidiary.

(b) The Company will not permit any Restricted Subsidiary to issue or sell any shares of stock of any class (including as “stock” for the purposes of this §5.11, any warrants, rights or options to purchase or otherwise acquire stock or other Securities exchangeable for or convertible into stock) of such Restricted Subsidiary to any Person other than the Company or a Wholly-owned Restricted Subsidiary, except for the purpose of qualifying directors, or except in satisfaction of the validly pre-existing preemptive rights of minority shareholders in connection with the simultaneous issuance of stock to the Company and/or a Restricted Subsidiary whereby the Company and/or such Restricted Subsidiary maintain their same proportionate interest in such Restricted Subsidiary.

(c) The Company will not sell, transfer or otherwise dispose of any shares of stock of any Restricted Subsidiary (except to qualify directors) or any Indebtedness of any Restricted Subsidiary, and will not permit any Restricted Subsidiary to sell, transfer or otherwise dispose of (except to the Company or a Wholly-owned Restricted Subsidiary) any shares of stock or any Indebtedness of any other Restricted Subsidiary, unless:

(1) simultaneously with such sale, transfer, or disposition, all shares of stock and all Indebtedness of such Restricted Subsidiary at the time owned by the Company and by every other Restricted Subsidiary shall be sold, transferred or disposed of as an entirety;

(2) the Board of Directors of the Company shall have determined, as evidenced by a resolution thereof, that the proposed sale, transfer or disposition of said shares of stock and Indebtedness is in the best interests of the Company;

(3) said shares of stock and Indebtedness are sold, transferred or otherwise disposed of to a Person, for a cash consideration and on terms reasonably deemed by the Board of Directors to be adequate and satisfactory;

(4) the Restricted Subsidiary being disposed of shall not have any continuing investment in the Company or any other Restricted Subsidiary not being simultaneously disposed of; and

(5) such sale or other disposition does not involve a substantial part (as hereinafter defined) of the assets of the Company and its Restricted Subsidiaries.

(d) As used in this §5.11, a sale, lease or other disposition of assets ‘shall be deemed to be a “substantial part” of the assets of the Company and its Restricted Subsidiaries if the book value of such assets, when added to the book value of all other assets sold, leased or otherwise disposed of by the Company and its Restricted Subsidiaries (excluding in every case any assets sold, leased or otherwise disposed of in the ordinary course of business), either (i) during the 12-month period ending on the date of such sale, lease or other disposition, exceeds 10% of Consolidated Net Tangible Assets, determined as of the end of the immediately preceding fiscal quarter, or (ii) during the period from and after the Closing Date to and including the date of such sale, lease or other disposition, exceeds 25% of Consolidated Net Tangible Assets, determined as of the end of the immediately preceding fiscal quarter; provided, however, that assets shall not be deemed to be sold, leased or otherwise disposed of for purposes of the computations required by the preceding provisions of this paragraph to the extent that the proceeds therefrom shall, within 90 days from the date of such sale, lease or other disposition thereof by the Company or its Restricted Subsidiary, be used to purchase capital assets for the Company and/or its Restricted Subsidiaries of a nature similar to and having a value at least equal to the assets sold, leased or otherwise disposed of to obtain such proceeds.

Section 5.12 Guaranties. The Company will not, and will not permit any Restricted Subsidiary to, become or be liable in respect of any Guaranty except Guaranties by the Company which are limited in amount to a stated maximum dollar exposure or which constitute Guaranties of obligations incurred by any Restricted Subsidiary in compliance with the provisions of this Agreement.

Section 5.13 Repurchase of Notes. Neither the Company nor any Restricted Subsidiary or Affiliate, directly or indirectly, may repurchase or make any offer to repurchase any Notes unless an offer has been made to repurchase Notes, pro rata, from all holders of the Notes at the same time and upon the same terms. In case the Company repurchases or otherwise acquires any Notes, such Notes shall immediately thereafter be cancelled and no Notes shall be issued in substitution therefor. Without limiting the foregoing, upon the repurchase or other acquisition of any Notes by the Company, any Restricted Subsidiary or any Affiliate, such Notes shall no longer be outstanding for purposes of any section of this Agreement relating to the taking by the holders of the Notes of any actions with respect hereto, including, without limitation, §6.3, §6.4 and §7.1.

Section 5.14 Transactions with Affiliates. The Company will not, and will not permit any Restricted Subsidiary to, enter into or be a party to any transaction or arrangement with any Affiliate (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate), except in the ordinary course of and pursuant to the reasonable requirements of the Company’s or such Restricted Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than would obtain in a comparable arm’s-length transaction with a Person other than an Affiliate.

Section 5.15 Termination of Pension Plans. The Company will not and will not permit any Restricted Subsidiary to withdraw from any Multiemployer Plan or permit any employee benefit plan maintained by it to be terminated if such withdrawal or termination could result in withdrawal liability (as described in Part 1 of Subtitle E of Title IV of ERISA) or the imposition of a Lien on any property of the Company or any Restricted Subsidiary pursuant to Section 4068 of ERISA.

Section 5.16 Reports and Rights of Inspection. The Company will keep, and will cause each Restricted Subsidiary to keep, proper books of record and account in which full and correct entries will be made of all dealings or transactions of, or in relation to, the business and affairs of the Company or such Restricted Subsidiary, in accordance with GAAP consistently applied (except for changes disclosed in the financial statements furnished to you pursuant to this §5.16 and concurred in by the independent public accountants referred to in §5.16(b) hereof), and will furnish to you so long as you are the holder of any Note and to each other Institutional Holder of the then outstanding Notes (in duplicate if so specified below or otherwise requested):

(a) Quarterly Statements. As soon as available and in any event within 60 days after the end of each quarterly fiscal period (except the last) of each fiscal year, copies of:

(1) consolidated and consolidating balance sheets of the Company and its Restricted Subsidiaries as of the close of such quarterly fiscal period, setting forth in comparative form the consolidated figures for the fiscal year then most recently ended,

(2) consolidated and consolidating statements of income of the Company and its Restricted Subsidiaries for such quarterly fiscal period and for the portion of the fiscal year ending with such quarterly fiscal period, in each case setting forth in comparative form the consolidated figures for the corresponding periods of the preceding fiscal year, and

(3) consolidated and consolidating statements of cash flows of the Company and its Restricted Subsidiaries for the portion of the fiscal year ending with such quarterly fiscal period, setting forth in comparative form the consolidated figures for the corresponding period of the preceding fiscal year, all in reasonable detail and certified as complete and correct by an authorized financial officer of the Company;

(b) Annual Statements. As soon as available and in any event within 120 days after the close of each fiscal year of the Company, copies of:

(1) consolidated and consolidating balance sheets of the Company and its Restricted Subsidiaries as of the close of such fiscal year, and

(2) consolidated and consolidating statements of income and stockholders’ equity and cash flows of the Company and its Restricted Subsidiaries for such fiscal year,

in each case setting forth in comparative form the consolidated figures for the preceding fiscal year, all in reasonable detail and accompanied by a report thereon of a firm of independent public accountants of recognized national standing selected by the Company to the effect that the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company and its Restricted Subsidiaries as of the end of the fiscal year being reported on and the consolidated results of the operations and cash flows for said year in conformity with GAAP and that the examination of such accountants in connection with such financial statements has been conducted in accordance with generally accepted auditing standards and included such tests of the accounting records and such other auditing procedures as said accountants deemed necessary in the circumstances;

(c) Audit Reports. Promptly upon receipt thereof, one copy of each interim or special audit made by independent accountants of the books of the Company or any Restricted Subsidiary and any management letter received from such accountants;

(d) SEC and Other Reports. Promptly upon, their becoming available, one copy of each financial statement, report, notice or proxy statement sent by the Company to stockholders generally and of each regular or periodic report, and any registration statement or prospectus filed by the Company or any Restricted Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency, and copies of any orders in any proceedings to which the Company or any of its Restricted Subsidiaries is a party, issued by any governmental agency, Federal or state, having jurisdiction over the Company or any of its Restricted Subsidiaries;

(e) ERISA Reports. Promptly upon the occurrence thereof, written notice of (i) a Reportable Event with respect to any Plan; (ii) the institution of any steps by the Company, any ERISA Affiliate, the PBGC or any other person to terminate any Plan; (iii) the institution of any steps by the Company or any ERISA Affiliate to withdraw from any Plan; (iv) a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA in connection with any Plan; (v) any material increase in the contingent liability of the Company or any Restricted Subsidiary with respect to any post-retirement welfare liability; or (vi) the taking of any action by, or the threatening of the taking of any action by, the Internal Revenue Service, the Department of Labor or the PBGC with respect to any of the foregoing;

(f) Officer’s Certificates. Within the periods provided in paragraphs (a) and (b) above, a certificate of an authorized financial officer of the Company stating that such officer has reviewed the provisions of this Agreement and setting forth: (i) the information and computations (in sufficient detail) required in order to establish whether the Company was in compliance with the requirements of §5.6 through §5.15 at the end of the period covered by the financial statements then being furnished, and (ii) whether there existed as of the date of such financial statements and whether, to the best of such officer’s knowledge, there exists on the date of the certificate or existed at any time during the period covered by such financial statements any Default or Event of Default and, if any such condition or event exists on the date of the certificate, specifying the nature and period of existence thereof and the action the Company is taking and proposes to take with respect thereto;

(g) Accountant’s Certificates. Within the period provided in paragraph (b) above, a certificate of the accountants who render an opinion with respect to such financial statements, stating that they have reviewed this Agreement and stating further whether, in making their audit, such accountants have become aware of any Default or Event of Default under any of the terms or provisions of this Agreement insofar as any such terms or provisions pertain to or involve accounting matters or determinations, and if any such condition or event then exists, specifying the nature and period of existence thereof; and

(h) Requested Information. With reasonable promptness, such other data and information as you or any such Institutional Holder may reasonably request.

Without limiting the foregoing, the Company will permit you, so long as you are the holder of any Note, and each Institutional Holder of the then outstanding Notes (or such Persons as either you or such Institutional Holder may designate), to visit and inspect, under the Company’s guidance, any of the properties of the Company or any Restricted Subsidiary, to examine all of their books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss their respective affairs, finances and accounts with their respective officers, employees, and independent public accountants (and by this provision the Company authorizes said accountants to discuss with you the finances and affairs of the Company and its Restricted Subsidiaries) all at such reasonable times and as often as may be reasonably requested.

Section 5.17 Confidentiality. You agree that you will not to disclose without the prior written consent of the Company (other than to your directors, officers, employees, auditors, agents, professional consultants, advisors, counsel or affiliates or to another holder of the Notes who shall be bound by the provisions of this §5.17) any information with respect to the Company or any Subsidiary which is furnished pursuant to this Agreement or in connection with the consummation of the transactions contemplated hereby, provided that you may disclose any such information (i) as has become generally available to the public or is readily ascertainable from public sources or which becomes available from another person or which is not known by the recipient thereof to be bound to keep the same confidential, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state, provincial or federal regulatory body or self regulatory body having or claiming to have jurisdiction over you or to the United States National Association of Insurance Commissioners or similar organizations or their successors, (iii) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, proceeding, case or matter pending (or on its face purported to be pending) before any court, tribunal or governmental agency, commission, authority, board or similar entity, (iv) in order to comply with any law, order, regulation or ruling applicable to you, (v) to any entity utilizing such information to rate your claims paying ability or to classify the Notes purchased by you, (vi) if a Default or Event of Default has occurred and be continuing, to the extent that you believe it necessary or appropriate in order to protect your investment in the Notes or the enforcement of your rights and remedies under your Notes or this Agreement, or (vii) to a prospective transferee in connection with any contemplated transfer of any of the Notes by you. Any transferee of any Note by its acceptance of the transfer of such Note shall be deemed to have agreed to the foregoing provisions of this §5.17.

Section 5.18 Additional Security; Release of Liens (a) The Company agrees that all the Notes and Bank Loans shall be secured by all personal property now owned and hereafter acquired by the Company (other than motor vehicles) and to the extent that any such property shall not be included in the Collateral described in the Security Agreement, the Company, concurrently with its acquisition’ thereof (i) shall execute and deliver to the Noteholders and the Banks, an appropriate, security agreement (a “collateral document” ), in form satisfactory to the Noteholders grid; the Banks which creates a Lien thereon securing the Notes and Bank Loans on the basis, set forth in the Intercreditor Agreement, and (ii) shall cause to be filed for record in the appropriate public offices, such financing statements and similar notices as shall be necessary to perfect, such Lien; provided, however, the foregoing provisions of this §5.18(a) are subject to (y) your agreement in the Intercreditor Agreement and in §5.18(c) that the Company and the Banks by written notice to the Noteholders may terminate the Guaranty Agreements and release all assets of the Company from the Liens created by the Security Agreement and any other collateral document so that the Notes and the Bank Loans are no longer guaranteed or secured by any assets of the Company and (z) your agreement in the Intercreditor Agreement to release a portion of the Company’s assets from such Liens as provided in

§5.18(b). In the event that a release of assets from the Lien of the Security Agreement is required pursuant to the foregoing provisions of §5.18(a), you agree to take such action as shall be necessary to release such assets from such Lien.

(b) Notwithstanding the foregoing provisions to the contrary, the Company from time to time by delivery of a written notice to the Noteholders and the Banks, may select and identify Equipment (as defined in the Security Agreement), including Equipment subject to the Lien of the Security Agreement or other collateral documents, for the purpose of securing loans of creditors other than the Noteholders or the Banks with such assets; provided, that (i) the aggregate book value of any such asset so selected by the Company when added to the book value of all other assets so selected by the Company, shall not exceed 10% of Consolidated Net Tangible Assets, determined as of the end of the immediately preceding fiscal year, and (ii) after giving effect to such loans of other creditors, the Debt evidenced by such loans shall be permitted within the limitations of §5.7(a). Upon receipt by the Noteholders of notice from the Company pursuant to the preceding sentence and if any of the assets identified in such notice shall be subject to the Lien of the Security Agreement or other collateral documents, you agree to take such action as shall be necessary to release such assets from such Lien.

(c) In the event the Company shall terminate any Bank Agreement, the Company agrees that a condition to the Company entering into any new replacement Bank Agreement is that the new Bank or Banks which are parties thereto shall consent in writing to the Security Agreement and enter into the Intercreditor Agreement; provided, that the Company may enter into such a Bank Agreement without the new Bank or Banks executing such a consent or entering into the Intercreditor Agreement if the Company, the new Bank or Banks and any Banks which are parties to the remaining Bank Agreement agree to, and do, in fact, release all Liens created by the Security Agreement and terminate the Security Agreement, the Intercreditor Agreement and the Guaranty Agreements prior to or concurrently with the execution and delivery of the new Bank Agreement by such new Bank or Banks, as the case may be. In the event that a release of assets from the Lien of the Security Agreement is required pursuant to the foregoing provisions of this §5.18(c), you agree to take such action as shall be necessary to release such assets from such Lien.

Section 5.19 Fiscal Year. The Company agrees that it will not change its fiscal year without obtaining the prior written consent thereto from the holders of at least 51 % in aggregate principal amount of the outstanding Notes of each Series of Notes.

SECTION 6. EVENTS OF DEFAULT AND REMEDIES THEREFOR.

Section 6.1 Events of Default. Any one or more of the following shall constitute an “Event of Default” as such term is used herein:

(a) Default shall occur in the payment of interest on any Note when the same shall have become due and such default shall continue for more than five days; or

(b) Default shall occur in the making of any required prepayment on any Note as provided in §1.1 when the same shall have become due and such default shall continue for more than five days; or

(c) Default shall occur in the making of any other payment of the principal of any Note or premium, if any, thereon at the expressed or any accelerated maturity date or at any date fixed for prepayment; or

(d) Default shall be made in the payment when due (whether by lapse of time, by declaration, by call for redemption or otherwise) of the principal of or interest on any Debt (other than the Notes) of the Company or any Restricted Subsidiary in an aggregate unpaid principal amount in excess of $100,000 and such default shall continue beyond the period of grace, if any, allowed with respect thereto; or

(e) Default or the happening of any event shall occur under any indenture, agreement or other instrument under which any Debt of the Company or any Restricted Subsidiary may be issued and, as a result of such default or event, the maturity of any Debt of the Company or any Restricted Subsidiary outstanding thereunder in an aggregate principal amount excess of $100,000 shall have been accelerated; or

(f) Default shall occur in the observance or performance of any covenant or agreement contained in §5.5 through §5.11; or

(g) Default shall occur in the observance or performance of any other provision of this Agreement or in the observance or performance of any covenant or agreement contained in the Security Agreement which is not remedied within 30 days after the earlier of (i) the day on which the Company first obtains knowledge of such default, or (ii) the day on which written notice thereof is given to the Company by the holder of any Note; or

(h) Any Guarantor shall default under the Guaranty Agreement to which such Guarantor is a party; or

(i) Any of the Guaranty Agreements shall for any reason whatsoever cease to be in full force and effect; or

(j) Any representation or warranty made by the Company herein, or made by the Company in any statement or certificate furnished by the Company in connection with the consummation of the issuance and delivery of the Notes or furnished by the Company pursuant hereto, is untrue in any material respect as of the date of the issuance or making thereof; or

(k) Final judgment or judgments for the payment of money aggregating in excess of $100,000 is or are outstanding against the Company or any Restricted Subsidiary or against any property or assets of either and any one of such judgments has remained unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of 30 days from the date of its entry; or

(l) A custodian, liquidator, trustee or receiver is appointed for the Company or any Restricted Subsidiary or for the major part of the property of either and is not discharged within 30 days after such appointment; or

(m) The Company or any Restricted Subsidiary becomes insolvent or bankrupt, is generally not paying its debts as they become due or makes an assignment for the benefit of creditors, or the Company or any Restricted Subsidiary applies for or consents to the appointment of a custodian, liquidator, trustee or receiver for the Company or such Restricted Subsidiary or for the major part of the property of either; or

(n) Bankruptcy, reorganization, arrangement or insolvency proceedings, or other proceedings for relief under any bankruptcy or similar law or laws for the relief of debtors, are instituted by or against the Company or any Restricted Subsidiary and, if instituted against the Company or any Restricted Subsidiary, are consented to or are not dismissed within 60 days after such institution.

Section 6.2 Notice to Holders. When any Event of Default described in the foregoing §6.1 has occurred, or if the holder of any Note or of any other evidence of Funded Debt or Current Debt of the Company gives any notice or takes any other action with respect to a claimed default, the Company agrees to give notice within three Business Days of such event to all holders of the Notes then outstanding.

Section 6.3 Acceleration of Maturities. When any Event of Default described in paragraph (a), (b) or (c) of §6.1 has happened and is continuing with respect to any Series, any holder of any Note of such Series may, and when any Event of Default described in paragraphs (d) through (k), inclusive, of said §6.1 has happened and is continuing, the holder or holders of 51 % or more of the principal amount of Notes of such Series at the time outstanding may, by notice to the Company, declare the entire principal and all interest accrued on all Notes of such Series to be, and all Notes of such Series shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived. When any Event of Default described in paragraphs (1), (m) or (n) of §6.1 has occurred, then all outstanding Notes shall immediately become due and payable without presentment, demand or notice of any kind. Upon the Notes becoming due and payable as a result of any Event of Default as aforesaid, the Company will forthwith pay to the holders of the Notes the entire principal and interest accrued on the Notes and, to the extent not prohibited by applicable law, an amount as liquidated damages for the loss of the bargain evidenced hereby (and not as a penalty) equal to the Make-Whole Amount, determined as of the date on which the Notes shall so become due and payable. No course of dealing on the part of the holder or holders of any Notes nor any delay or failure on the part of any holder of Notes to exercise any right shall operate as a waiver of such right or otherwise prejudice such holder’s rights, powers and remedies. The Company further agrees, to the extent permitted by law, to pay to the holder or holders of the Notes all costs and expenses incurred by them in the collection of any Notes upon any default hereunder or thereon, including reasonable compensation to such holder’s or holders’ attorneys for all services rendered in connection therewith.

Section 6.4 Rescission of Acceleration. The provisions of §6.3 are subject to the condition that if the principal of and accrued interest on all or any outstanding Notes of a Series have been declared immediately due and payable by reason of the occurrence of any Event of Default described in paragraphs (a) through (k), inclusive, of §6.1, the holders of 51 % in aggregate principal amount of the Notes of such Series then outstanding may, by written instrument filed with the Company, rescind and annul such declaration and the consequences thereof, provided that at the time such declaration is annulled and rescinded:

(a) no judgment or decree has been entered for the payment of any monies due pursuant to the Notes of such Series or this Agreement;

(b) all arrears of interest upon all the Notes of such Series and all other sums payable under the Notes and under this Agreement (except any principal, interest or premium on such Notes which has become due and payable solely by reason of such declaration under §6.3) shall have been duly paid; and

(c) each and every other Default and Event of Default shall have been made good, cured or waived pursuant to §7.1;

and provided further, that no such rescission and annulment shall extend to or affect any subsequent Default or Event of Default or impair any right consequent thereto.

SECTION 7. AMENDMENTS, WAIVERS AND CONSENTS.

Section 7.1 Consent Required. Any term, covenant, agreement or condition of this Agreement may, with the consent of the Company, be amended or compliance therewith may be waived with respect to any Series of Notes (either generally or in a particular instance and either retroactively or prospectively), if the Company shall have obtained the consent in writing of the holders of at least 51 % in aggregate principal amount of outstanding Notes of such Series; provided that without the written consent of the holders of all of the Notes of such Series then outstanding, no such amendment or waiver shall be effective with respect to such Series (i) which will change the time of payment (including any prepayment required by §2.1) of the principal of or the interest on any Note of such Series or change the principal amount thereof or change the rate of interest thereon, or (ii) which will change any of the provisions with respect to optional prepayments of such Series, or (iii) which will change the percentage of holders of the Notes required to consent to any such amendment or waiver of any of the provisions of this §7 or §6.

Section 7.2 Solicitation of Holders. So long as there are any Notes outstanding, the Company will not solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement or the Notes unless each holder of Notes (irrespective of the amount of Notes then owned by it) shall be informed thereof by the Company and shall be afforded the opportunity of considering the same and shall be supplied by the Company with sufficient information to enable it to make an informed decision with respect thereto. The Company will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any holder of Notes as consideration for or as an inducement to entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions of this Agreement or the Notes unless such remuneration is concurrently offered, on the same terms, ratably to the holders of all Notes then outstanding:

Section 7.3 Effect of Amendment or Waiver. Any such amendment or waiver shall apply equally to all of the holders of the Notes of a Series and shall be binding upon them, upon each future holder of any Note of such Series and upon the Company, whether or not such Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

SECTION 8. INTERPRETATION OF AGREEMENT; DEFINITIONS.

Section 8.1 Definitions. Unless the context otherwise requires, the terms hereinafter set forth when used herein shall have the following meanings and the following definitions shall be equally applicable to both the singular and plural forms of any of the terms herein defined:

“Affiliate” shall mean any Person (other than a Restricted Subsidiary) (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Company, (ii) which beneficially owns or holds 5% or more of any class of the Voting Stock of the Company or (iii) 5% or more of the Voting Stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of which is beneficially owned or held by the Company or a Subsidiary. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agreements” shall have the meaning set forth in §1.4.

“Bank Agreements” shall mean the Bank Loan Agreement and the Bank L/C Agreement.

“Bank L/C Agreement” shall mean the January 1, 1995 commitment of National Bank of Commerce to issue letters of credit for the benefit of the Company, as amended, restated or modified from time to time and, in the event such commitment shall be terminated, the agreement in existence at the time of reference pursuant to which one or more banks commit to be the primary issuers of letters of credit for the benefit of the Company.

“Bank Loan Agreement” shall mean the Loan Agreement for Revolving Loan dated as of January 1, 1995, by and between the Company, as borrower, and FirstTier Bank, National Association, Lincoln, Nebraska, and Boatmen’s First National Bank of Kansas City, pursuant to which each bank has committed to collectively extend a $45,000,000 line of credit to the Company, as amended, restated or modified from time to time and, in the event such Loan Agreement shall be terminated, the agreement in existence at the time of reference pursuant to which one or more banks commit to extend to the Company its primary revolving line of credit.

“Bank Loans” shall mean the loans outstanding from time to time under the Bank Loan Agreement and the Bank L/C Agreement.

“Banks” shall mean (i) each bank which is a party to the Bank Loan Agreement at the time of reference, and (ii) each bank which is a party to the Bank L/C Agreement at the time of reference.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in Omaha, Nebraska are required by law to close or are customarily closed.

“Cabela’s Credit Card Company” shall mean the limited liability company which the Company and National Bank of Commerce Trust and Savings Association (“NBC”) have agreed to form pursuant to a Memorandum of Intent dated December 2nd, 1994 between the Company and NBC, for the purpose of developing, marketing and operating a program for a VISA credit card issued by NBC and co-branded by the Company.

“Calendar Quarter” shall mean each of the four quarter-annual periods in a year ending on and including, respectively, March 31, June 30, September 30 and December 31.

“Capitalized Lease” shall mean any lease the obligation for Rentals with respect to which is required to be capitalized on a consolidated balance sheet of the lessee and its subsidiaries in accordance with GAAP.

“Capitalized Rentals” of any Person shall mean as of the date of any determination thereof the amount at which the aggregate Rentals due and to become due under all Capitalized Leases under which such Person is a lessee would be reflected as a liability on a consolidated balance sheet of such Person.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Collateral Agent” shall have the meaning set forth in §1.2.

“Company” shall mean Cabela’s Incorporated, a Nebraska corporation, and any Person who succeeds to all, or substantially all, of the assets and business of Cabela’s Incorporated.

“Consolidated Debt” shall mean all Debt of the Company and its Restricted Subsidiaries, determined on a consolidated basis eliminating intercompany items.

“Consolidated Funded Debt” shall mean all Funded Debt of the Company and its Restricted Subsidiaries, determined on a consolidated basis eliminating intercompany items.

“Consolidated Net Income” for any period shall mean the gross revenues of the Company and its Restricted Subsidiaries for such period less all expenses and other proper charges (including taxes on income), determined on a consolidated basis after eliminating earnings or losses attributable to outstanding Minority Interests, but excluding in any event:

(a) gains or losses on the sale or other disposition of Investments or fixed or capital assets, and any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses; provided, that for such gains and losses in each complete fiscal year ending December 31, 1995 and thereafter, there shall be included (i) if gains exceed losses for such fiscal year, the excess amount of such gains up to but not in excess of $2,000,000 and any taxes on such included gains, or (ii) if losses exceed gains for such fiscal year, the excess amount of such losses up to but not in excess of $2,000,000 and any tax deductions or credits on account of any such included losses;

(b) the proceeds of any life insurance policy;

(c) net earnings and losses of any Restricted Subsidiary accrued prior to the date it became a Restricted Subsidiary;

(d) net earnings and losses of any corporation (other than a Restricted Subsidiary), substantially all the assets of which have been acquired in any manner by the Company or any Restricted Subsidiary, realized by such corporation prior to the date of such acquisition;

(e) net earnings and losses of any corporation (other than a Restricted Subsidiary) with which the. Company or a Restricted Subsidiary shall have consolidated or which shall have merged into or with the Company or a Restricted Subsidiary prior to the date of such consolidation or merger;

(f) net earnings of any business entity (other than a Restricted Subsidiary) in which the Company or any Restricted Subsidiary has an ownership interest unless such net earnings shall have actually been received by the Company or such Restricted Subsidiary in the form of cash distributions;

(g) any portion of the net earnings of any Restricted Subsidiary which for any reason is unavailable for payment of dividends to the Company or any other Restricted Subsidiary;

(h) earnings resulting from any reappraisal, revaluation or write-up of assets;

(i) any deferred or other credit representing any excess of the equity in any Restricted Subsidiary at the date of acquisition thereof over the amount invested in such Restricted Subsidiary;

(j) any gain arising from the acquisition of any Securities of the Company or any Restricted Subsidiary; and

(k) any reversal of any contingency reserve, except to the extent that provision for such contingency reserve shall have been made from income arising during such period.

“Consolidated Net Tangible Assets” shall mean as of the date of any determination thereof the total amount of all Tangible Assets of the Company and its Restricted Subsidiaries after deducting therefrom all Restricted Investments and all items which in accordance with GAAP would be included on the liability and equity side of a consolidated balance sheet, except deferred income taxes, deferred investment tax credits, capital stock of any class, surplus and Consolidated Funded Debt.

“Consolidated Tangible Net Worth” shall mean as of the date of any determination thereof Consolidated Net Tangible Assets less all outstanding Consolidated Funded Debt, deferred income taxes and deferred investment tax credits of the Company and its Restricted Subsidiaries.

“Current Debt” of any Person shall mean as of the date of any determination thereof (without duplication) (i) all Indebtedness of such Person for borrowed money other than Funded Debt of such Person and (ii) Guaranties by such /Person of Current Debt of others.

“Debt” of any Person shall mean all Current Debt and Funded Debt of such Person.

“Default” shall mean any event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, constitute an Event of Default.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.

“ERISA Affiliate” shall mean any corporation, trade or business that is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in section 414(b) and 414(c), respectively, of the Code or Section 4001 of ERISA.

“Event of Default” shall have the meaning set forth in §6.1.

“Fixed Charges” for any period shall mean on a consolidated basis the sum of (i) all Rentals (other than Rentals on Capitalized Leases) payable during such period by the Company and its Restricted Subsidiaries, and (ii) all Interest Charges on all Debt (including the interest component of Rentals on Capitalized Leases) of the Company and its Restricted Subsidiaries.

“Funded Debt” of any Person shall mean (without duplication) (i) all Indebtedness of such Person for borrowed money or which has been incurred in connection with the acquisition of assets, in each case having a final maturity of one or more than one year from the date of origin thereof (or which is renewable or extendible at the option of the obligor for a period or periods more than one year from the date of origin, provided that there is no obligation for such obligor to pay down such Indebtedness during each year), including all payments in respect thereof that are required to be made within one year from the date of any determination of Funded Debt, (ii) all Capitalized Rentals of such Person, and (iii) all Guaranties by such Person of Funded Debt of others.

“GAAP” shall mean generally accepted accounting principles at the time in the United States.

“Guaranties” by any Person shall mean all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing, or in effect guaranteeing, any Indebtedness, dividend or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (i) to purchase such Indebtedness or obligation or any property or assets constituting security therefor, (ii) to advance or supply funds (x) for the purchase or payment of such Indebtedness or obligation, or (y) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, (iii) to lease property or to purchase Securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of the Indebtedness or obligation, or (iv) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under this Agreement, a Guaranty in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the principal amount of such Indebtedness for borrowed money which has been guaranteed, and a Guaranty in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend.

“Guarantor” shall mean each of the following persons who shall be party to a Guaranty Agreement: (1) James Cabela, (2) Richard Cabela, (3) Mary Cabela and (4) Deuel County Insurance Company.

“Guaranty Agreement” shall mean each of the separate Guaranty Agreements in the form set forth in Exhibit F executed by a Guarantor.

“Indebtedness” of any Person shall mean and include all obligations of such Person which in accordance with GAAP shall be classified upon a balance sheet of such Person as liabilities of such Person, and in any event shall include all (i) obligations of such Person for borrowed money or which has been incurred in connection with the acquisition of property or assets, (ii) obligations secured by any Lien upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations, (iii) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of property, (iv) Capitalized Rentals and (v) Guaranties of obligations of others of the character referred to in this definition.

“Institutional Holder” shall mean any insurance company, bank, savings and loan association, trust company, investment company, charitable foundation, employee benefit plan (as defined in ERISA) or other institutional investor or financial institution.

“Intercreditor Agreement” shall have the meaning set forth in §1.2.

“Interest Charges” for any period shall mean all interest and all amortization of debt discount and expense on any particular Indebtedness for which such calculations are being made.

“Investments” shall mean all investments, in cash or by delivery of property, made, directly or indirectly in any Person, whether by acquisition of shares of capital stock, indebtedness or other obligations or Securities or by loan, advance, capital contribution or otherwise; provided, however, that “Investments” shall not mean or include routine investments in property to be used or consumed in the ordinary course of business.

“Lien” shall mean any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term “Lien” shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances (including, with respect to stock, stockholder agreements, voting trust agreements, buy-back agreements and all similar arrangements) affecting property. For the purposes of this Agreement, the Company or a Restricted Subsidiary shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, Capitalized Lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes, and such retention or vesting shall constitute a Lien.

“Make-Whole Amount” shall mean in connection with any prepayment or acceleration of any Note of any Series of Notes, the excess, if any, of (i) the aggregate present value as of the date of such prepayment of each dollar of principal of the Notes of such Series being prepaid and the amount of interest (exclusive of interest accrued to the date of prepayment) that would have been payable in respect of such dollar if such prepayment had not been made, determined by discounting such amounts at the Reinvestment Rate from the respective dates on which they would have been payable, over (ii) 100% of the principal amount of the outstanding Notes of such Series being prepaid. If the applicable Reinvestment Rate for such Note of such Series at the time of such payment is equal to or higher than (i) 8.79% in the case of the Series A Notes, (ii) 9.01 % in the case of the Series B Notes, or (iii) 9.19% in the case of the Series C Notes, the applicable Make-Whole Amount for such Note shall be zero. For purposes of any determination of the Make-Whole Amount:

“Reinvestment Rate” shall mean with respect to any prepayment or acceleration of any Note of any Series of Notes, 0.50%, plus the yield to maturity of the United States Treasury obligations with a maturity (as compiled by and published on Telerate Page 5 or its successor not more than five business days immediately preceding the payment date) most nearly equal to the remaining Weighted Average Life to Maturity of the Notes of the applicable Series being prepaid. If such rate shall not have been so published, the Reinvestment Rate in respect of such payment date shall mean the mean of the yields to maturity of United States Treasury obligations (as compiled by and published in the United States Federal Reserve Bulletin or its successor publication for each of the two weeks immediately preceding the payment date) with a constant maturity most nearly equal to the Weighted Average Life to Maturity of the Notes of the applicable Series being prepaid. If no maturity exactly corresponding to the Weighted Average Life to Maturity shall appear therein, yields for the next longer and the next shorter published maturities shall be calculated pursuant to the foregoing sentence and the Reinvestment Rate shall be interpolated from such yields on a straight-line basis (rounding to the nearest month). If such rates shall not have been so published, the Reinvestment Rate in respect of such determination date shall be calculated pursuant to the next preceding sentence on the basis of the arithmetic mean of the arithmetic means of the secondary market ask rates, as of approximately 3:30 P.M., New York City time, on the last business days of each of the two weeks preceding the payment date, for the actively traded U.S. Treasury security or securities with a maturity or maturities most closely corresponding to the remaining Weighted Average Life to Maturity, as reported by three primary United States Government securities dealers in New York City of national standing selected in good faith by the Company.

“Weighted Average Life to Maturity” of the principal amount of the Notes of the Series being prepaid shall mean, as of the time of any determination thereof, the number of years obtained by dividing the then Remaining Dollar-Years of the Notes of the applicable Series by the outstanding principal amount of the Notes of such Series. The term “Remaining Dollar-Years” of such Notes of such Series shall mean the amount obtained by (i) multiplying (x) the amount of principal that would have become due on each scheduled payment date if such prepayment had not been made, by (y) the number of years (calculated to the nearest one-twelfth) which will elapse between the date of determination and such scheduled payment date, and (ii) totaling the products obtained in (i).

“Minority Interests” shall mean any shares of stock of any class of a Restricted Subsidiary (other than directors’ qualifying shares as required by law) that are not owned by the Company and/or one or more of its Restricted Subsidiaries. Minority Interests shall be valued by valuing Minority Interests constituting preferred stock at the voluntary or involuntary liquidating value of such preferred stock, whichever is greater, and by valuing Minority Interests constituting common stock at the book value of capital and surplus applicable thereto adjusted, if necessary, to reflect any changes from the book value of such common stock required by the foregoing method of valuing Minority Interests in preferred stock.

“Multiemployer Plan” shall have the same meaning as in ERISA.

“Net Income Available for Fixed Charges” for any period shall mean the sum of (i) Consolidated Net Income during such period plus (to the extent deducted in determining Consolidated Net Income), (ii) all provisions for any Federal, state or other income taxes made by the Company and its Restricted Subsidiaries during such period, and (iii) Fixed Charges of the Company and its Restricted Subsidiaries during such period. For purposes of all computations made to determine compliance with the provisions of §5.8, the amount of Consolidated Net Income included in Net Income Available for Fixed Charges for any Calendar

Quarter shall be computed using a “first-in, first-out” or “FIFO” method of inventory valuation, determined in accordance with GAAP.

“Noteholder” shall mean any holder of a Note.

“Operative Agreements” shall mean the Agreement, the Security Agreement, the Intercreditor Agreement and the Guaranty Agreements.

“PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

“Person” shall mean an individual, partnership, corporation, trust or unincorporated organization, and a government or agency or political subdivision thereof.

“Plan” means a “pension plan,” as such term is defined in ERISA, established or maintained by the Company or any ERISA Affiliate or as to which the Company or any ERISA Affiliate contributed or is a member or otherwise may have any liability.

“Purchasers” shall have the meaning set forth in §1.1.

“Rentals” shall mean and include as of the date of any determination thereof all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Company or a Restricted Subsidiary, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Company or a Restricted Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called “percentage leases” shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

“Reportable Event” shall have the same meaning as in ERISA.

“Restricted Investments” shall mean all Investments, other than:

(a) Investments by the Company and its Restricted Subsidiaries in and to Restricted Subsidiaries, including any Investment in a corporation which, after giving effect to such Investment, will become a Restricted Subsidiary;

(b) Investments in commercial paper maturing in 270 days or less from the date of issuance which, at the time of acquisition by the Company or any Restricted Subsidiary, is accorded the highest rating by Standard & Poor’s Corporation, Moody’s Investors Service, Inc. or other nationally recognized credit rating agency of similar standing;

(c) Investments in direct obligations of the United States of America or any agency or instrumentality of the United States of America, the payment or guarantee of which constitutes a full faith and credit obligation of the United States of America, in either case, maturing in twelve months or less from the date of acquisition thereof;

(d) Investments in certificates of deposit maturing within one year from the date of issuance thereof, issued by a bank or trust company organized under the laws of the United States or any state thereof, having capital, surplus and undivided profits aggregating at least $100,000,000 and whose long-term certificates of deposit are, at the time of acquisition thereof by the Company or a Restricted Subsidiary, rated AA or better by Standard & Poor’s Corporation or AA or better by Moody’s Investors Service, Inc.;

(e) loans or advances in the usual and ordinary course of business to officers, directors and employees for expenses (including moving expenses related to a transfer) incidental to carrying on the business of the Company or any Restricted Subsidiary;

(f) receivables arising from the sale of goods and services in the ordinary course of business of the Company and its Restricted Subsidiaries;

(g) Investments by the Company in the Cabela’s Credit Card Company when it is not a Restricted Subsidiary, provided that the aggregate amount of such Investments at any time outstanding shall not be in excess of $5,000,000; and

(h) other Investments (in addition to those permitted by the foregoing provisions of this definition), provided that the aggregate amount of all such other investments at any time owned by the Company or any Restricted Subsidiary shall not be in excess of $3,000,000.

In valuing any Investments for the purpose of applying the limitations set forth in this definition, such Investments shall be taken at the original cost thereof, without allowance for any subsequent write-offs or appreciation or depreciation therein, but less any amount repaid or recovered on account of capital or principal.

For purposes of this definition, at any time when a corporation becomes a Restricted Subsidiary, all Investments of such corporation at such time shall be deemed to have been made by such corporation, as a Restricted Subsidiary, at such time.

“Restricted Subsidiary” shall mean any Subsidiary (i) which is organized under the laws of the United States or any State thereof; (ii) which conducts substantially all of its business and has substantially all of its assets within the United States; and (iii) of which more than 80% (by number of votes) of the Voting Stock is beneficially owned, directly or indirectly, by the Company.

“S Corporation Tax Distributions” shall mean for any period during which the Company is an S corporation (as defined in Section 1361 of the Code) the aggregate amount of distributions made by the Company to each of the holders of the Company’s capital stock (each such holder being a “Shareholder”) to pay taxes on such Shareholder’s pro rata share (a “Pro Rata Share”) of the items of income and gain, if any, less the items of losses and deductions, if any, of the Company for such period (“Net Income”) required to be reported on the individual income tax returns of the Shareholders, which taxes may be computed as follows, but shall not exceed the amount so computed:

(a) for each quarterly fiscal period (except the last) of each fiscal year, an amount for each Shareholder equal to such Shareholder’s Pro Rata Share of Net Income for such fiscal period multiplied by the Total Tax Rate for such fiscal period; and

(b) for the last quarterly fiscal period of each fiscal year, an amount for each Shareholder which, when added to the S Corporation Tax Distributions received by such Shareholder for the first three quarterly fiscal periods for such year, shall equal such Shareholder’s Pro Rata Share of Net Income for such fiscal year multiplied by the Total Tax Rate for such fiscal year;

provided, however, that if the aggregate amount of S Corporation Tax Distributions made pursuant to the foregoing provisions to any Shareholder for any fiscal year shall exceed such Shareholder’s Pro Rata Share of Net Income for such fiscal year multiplied by the Total Tax Rate for such fiscal year, the amount of such excess shall be deducted from the next following S Corporation Tax Distribution (and any following S Corporation Tax Distributions until such excess has been deducted in full).

As used in this definition, the term “Total Tax Rate” for any period shall mean the sum of (a) the maximum marginal federal income tax rate for an individual taxpayer for that period to which any Shareholder is subject, plus (b) the maximum marginal state income tax rate for an individual taxpayer for that period to which any Shareholder is subject, plus (c) the maximum marginal income tax rate of any other taxing authority for an individual taxpayer for that period to which any Shareholder is subject.

“Security” shall have the same meaning as in Section 2(I) of the Securities Act of 1933, as amended.

“Security Agreement” shall have the meaning set forth in §1.2.

The term “subsidiary” shall mean as to any particular parent corporation any corporation of which more than 50% (by number of votes) of the Voting Stock shall be beneficially owned, directly or indirectly, by such parent corporation. The term “Subsidiary” shall mean a subsidiary of the Company.

“Tangible Assets” shall mean as of the date of any determination thereof the total amount of all assets of the Company and its Restricted Subsidiaries (less depreciation, depletion and other properly deductible valuation reserves) after deducting good will, patents, trade names, trade marks, copyrights, franchises, experimental expense, organization expense, unamortized debt discount and expense, deferred assets other than prepaid insurance and prepaid taxes, the excess of cost of shares acquired over book value of related assets and such other assets as are properly classified as “intangible assets” in accordance with GAAP.

“Total Capitalization” shall mean, as of the date of any determination thereof, the sum of (a) Consolidated Funded Debt plus (b) Consolidated Tangible Net Worth.

“Unrestricted Subsidiary” shall mean any Subsidiary which is not a Restricted Subsidiary.

“Voting Stock” shall mean Securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

“Wholly-owned” when used in connection with any Subsidiary shall mean a Subsidiary of which all of the issued and outstanding shares of stock (except shares required as directors’ qualifying shares) and all Funded Debt and Current Debt shall be owned by the Company and/or one or more of its Wholly-owned Subsidiaries.

Section 8.2 Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

Section 8.3 Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

SECTION 9. MISCELLANEOUS.

Section 9.1 Registered Notes. The Company shall cause to be kept at its principal office a register for the registration and transfer of the Notes (hereinafter called the “Note Register”), and the Company will register or transfer or cause to be registered or transferred as hereinafter provided any Note issued pursuant to this Agreement.

At any time and from time to time the registered holder of any Note which has been duly registered as hereinabove provided may transfer such Note upon surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or its attorney duly authorized in writing.

The Person in whose name any registered Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes of this Agreement. Payment of or on account of the principal, premium, if any, and interest on any registered Note shall be made to or upon the written order of such registered holder.

No holder of any Note may, without the prior written consent of the Company, offer to sell, sell, assign, grant participations in, or otherwise transfer its Note to any Person other than an Institutional Holder.

Section 9.2 Exchange of Notes. At any time and from time to time, upon not less than ten days’ notice to that effect given by the holder of any Note initially delivered or of any Note substituted therefor pursuant to §9.1, this §9.2 or §9.3, and, upon surrender of such Note at its office, the Company will deliver. in exchange therefor, without expense to such holder, except as set forth below, a Note for the same aggregate principal amount as the then unpaid principal amount of the Note so surrendered, or Notes in the denomination of $100,000 or any amount in excess thereof as such holder shall specify, dated as of the date to which interest has been paid on the Note so surrendered or, if such surrender is prior to the payment of any interest thereon, then dated as of the date of issue, registered in the name of such Person or Persons as may be designated by such holder, and otherwise of the same form and tenor as the Notes so surrendered for exchange. The Company may require the payment of a sum sufficient to cover any stamp tax or governmental charge imposed upon such exchange or transfer.

Section 9.3 Loss, Theft, Etc. of Notes. Upon receipt of evidence satisfactory to the Company of the loss, theft, mutilation or destruction of any Note, and in the case of any such loss, theft or destruction upon delivery of a bond of indemnity in such form and amount as shall be reasonably satisfactory to the Company, or in the event of such mutilation upon surrender and cancellation of the Note, the Company will make and deliver without expense to the holder thereof, a new Note, of like tenor, in lieu of such lost, stolen, destroyed or mutilated Note. If the Purchaser or any subsequent Institutional Holder is the owner of any such lost, stolen or destroyed Note, then the affidavit of an authorized officer of such owner, setting forth the fact of loss, theft or destruction and of its ownership of such Note at the time of such loss, theft or destruction shall be accepted as satisfactory evidence thereof, and no further indemnity shall be required as a condition to the execution and delivery of a new Note other than the written agreement of such owner to indemnify the Company.

Section 9.4 Expenses, Stamp Tax Indemnity. Whether or not the transactions herein contemplated shall be consummated, the Company agrees to pay directly all of your out-of-pocket expenses in connection with the preparation, execution and delivery of this Agreement and the transactions contemplated hereby, including but not limited to the reasonable charges and disbursements of Chapman and Cutler, your special counsel, duplicating and printing costs and charges for shipping the Notes, adequately insured, to you at your home office or at such other place as you may designate, the cost of obtaining a Private Placement Number for the Notes from Standard & Poor’s Corporation, and all such expenses relating to any amendment, waivers or consents pursuant to the provisions hereof, including, without limitation, any amendments, waivers, or consents resulting from any work-out, renegotiation or restructuring relating to the performance by the Company of its obligations under this Agreement and the Notes. The Company also agrees that it will pay and save you harmless against any and all liability with respect to stamp and other taxes, if any, which may be payable or which may be determined to be payable in connection with the execution and delivery of this Agreement or the Notes, whether or not any Notes are then outstanding. The Company agrees to protect and indemnify you against any liability for any and all brokerage fees and commissions payable or claimed to be payable to any Person in connection with the transactions contemplated by this Agreement. You represent that you have not engaged any broker or finder in connection with the negotiation, execution or delivery of this Agreement.

Section 9.5 Powers and Rights Not Waived; Remedies Cumulative. No delay or failure on the part of the holder of any Note in the exercise of any power or right shall operate as a waiver thereof; nor shall any single or partial exercise of the same preclude any other or further exercise thereof, or the exercise of any other power or right, and the rights and remedies of the holder of any Note are cumulative to, and are not exclusive of, any rights or remedies any such holder would otherwise have.

Section 9.6 Notices. All communications provided for hereunder shall be in writing and, if to you, delivered or mailed prepaid by registered or certified mail or, overnight air courier, or by facsimile communication, in each case addressed to you at your address appearing on Schedule I to this Agreement or such other address as you or the subsequent holder of any Note initially issued to you may designate to the Company in writing, and if to the Company, delivered or mailed by registered or certified mail or overnight air courier, or by facsimile communication, to the Company at 812 13th Avenue, Sidney, Nebraska 69160, Attention: Chief Operating Officer or to such other address as the Company may in writing designate to you or to a subsequent holder of the Note initially issued to you; provided, however, that a notice to you by overnight air courier shall only be effective if delivered to you at a street address designated for such purpose in Schedule I, and a notice to you by facsimile communication shall only be effective if made by confirmed transmission to you at a telephone number designated for such purpose in Schedule 1, or, in either case, as you or a subsequent holder of any Note initially issued to you may designate to the Company in writing.

Section 9.7 Successors and Assigns. This Agreement shall be binding upon the Company and its successors and assigns and shall inure to your benefit and to the benefit of your successors and assigns, including each successive holder or holders of any Notes.

Section 9.8 Survival of Covenants and Representations. All covenants, representations and warranties made by the Company herein and in any certificates delivered pursuant hereto, whether or not in connection with the Closing Date, shall survive the closing and the delivery of this Agreement and the Notes.

Section 9.9 Severability. Should any part of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any remaining portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid or unenforceable portion thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid or unenforceable.

Section 9.10 Governing Law. This Agreement and the Notes issued and sold hereunder shall be governed by and construed in accordance with Nebraska law.

Section 9.11 Captions. The descriptive headings of the various Sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

The execution hereof by you shall constitute an agreement between us and for the uses and purposes hereinabove set forth, and this Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

CABELA’S INCORPORATED

By	/s/ David A. Roehr

Its Vice President

Accepted as of January 18, 1995

UNITED OF OMAHA LIFE INSURANCE COMPANY

By	/s/ M.G. Echtenkamp

Its Second Vice President

COMPANION LIFE INSURANCE COMPANY

By	/s/ M.G. Exhtenkamp

Its Second Vice President and Assistant Treasurer

By	/s/ Richard A. Witt

Its Second Vice President and Assistant Treasurer

MUTUAL OF OMAHA INSURANCE COMPANY

By	/s/ M.G. Echtenkamp

Its Second Vice President